Exhibit 8.2

Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004-1482 Telephone: 212-837-6000 Fax: 212-422-4726 hugheshubbard.com

February 6, 2026

Flushing Financial Corporation

220 RXR Plaza

Uniondale, New York 11556

Ladies and Gentlemen:

We have acted as counsel to Flushing Financial Corporation, a Delaware corporation (“Company”), in connection with (i) the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 29, 2025, by and among Company, OceanFirst Financial Corp., a Delaware corporation (“Parent”), and Apollo Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which at the effective time (the “Effective Time”) Merger Sub will merge with and into Company, with Company surviving (the “First-Step Merger”), and immediately following the First-Step Merger, Company will merge with and into Parent, with Parent surviving (the “Second-Step Merger,” and, together with the First-Step Merger, the “Integrated Mergers”) and (ii) the preparation of the related registration statement on Form S-4 (as amended, the “Registration Statement”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with the Registration Statement.

We have examined (i) the Merger Agreement, (ii) the Registration Statement, including the joint proxy statement/prospectus constituting a part thereof, filed by Parent with the SEC under the Securities Act relating to the Integrated Mergers pursuant to the Merger Agreement, and (iii) the representation letters of Parent and Company delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Parent and Company and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the accuracy of the factual matters described in the Registration Statement.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have also assumed that (i) the Integrated Mergers and related transactions that are set forth in the Merger Agreement will be effected in accordance with the Merger Agreement, (ii) the statements set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Parent and Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of, Parent and Company are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of Parent and Company has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Merger Agreement.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”, it is our opinion that under U.S. federal income tax law the Integrated Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and we confirm that the statements made in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Integrated Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Integrated Mergers, the opinion expressed herein may become inapplicable. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the references to our name therein under the caption “Material U.S. Federal Income Tax Considerations”.

Very truly yours,

/s/ Hughes Hubbard & Reed LLP Hughes Hubbard & Reed LLP

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